Exhibit (23)






                INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
LabOne, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of LabOne, Inc. (the Company), dated May 11, 1995, of our report dated February 3, 1995, except as to footnote 13, which is dated as of February 10, 1995, relating to the consolidated balance sheets of the Company and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994 which report appears in the December 31, 1994 annual report on Form 10-K of LabOne, Inc. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.



/s/KPMG PEAT MARWICK, L.L.P.


Kansas City, Missouri
May 11, 1995